Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Melissa Selcher
Cisco	Cisco
+1 (408) 853-9848	+1 (408) 424-1335
rojenkin@cisco.com	mselcher@cisco.com

CISCO REPORTS SECOND QUARTER EARNINGS

Increases Quarterly Cash Dividend to $0.08 per Common Share

•	Q2 Net Sales: $11.5 billion (increase of 11% year over year)

•	Q2 Net Income: $2.2 billion GAAP; $2.6 billion non-GAAP

•	Q2 Earnings per Share: $0.40 GAAP (increase of 48% year over year); $0.47 non-GAAP (increase of 27% year over year)

SAN JOSE, Calif. – February 8, 2012 – Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its second quarter results for the period ended January 28, 2012. Cisco reported second quarter net sales of $11.5 billion, net income on a generally accepted accounting principles (GAAP) basis of $2.2 billion or $0.40 per share, and non-GAAP net income of $2.6 billion or $0.47 per share.

“We delivered strong performance this quarter with record revenue and earnings per share,” said John Chambers, Cisco chairman and CEO. “We are executing well on our three-year plan to drive earnings faster than revenue. Our operational focus continues to yield positive results - we hit our billion dollar expense reduction a quarter early – and our ongoing innovation enables our customers to solve their critical business needs. You will continue to see a focused and aggressive Cisco that is helping our customers use intelligent networks to transform their businesses.”

GAAP Results

	Q2 2012	Q2 2011	Vs. Q2 2011
Net Sales	$11.5 billion	$10.4 billion	10.8%
Net Income	$2.2 billion	$1.5 billion	43.5%
Earnings per Share	$0.40	$0.27	48.1%

Non-GAAP Results

	Q2 2012	Q2 2011	Vs. Q2 2011
Net Income	$2.6 billion	$2.1 billion	23.3%
Earnings per Share	$0.47	$0.37	27.0%

Net sales for the first six months of fiscal 2012 were $22.8 billion, compared with $21.2 billion for the first six months of fiscal 2011. Net income for the first six months of fiscal 2012, on a GAAP basis, was $4.0 billion or $0.73 per share, compared with $3.5 billion or $0.61 per share for the first six months of fiscal 2011. Non-GAAP net income for the first six months of fiscal 2012 was $4.9 billion or $0.90 per share, compared with $4.5 billion or $0.80 per share for the first six months of fiscal 2011.

A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table on page 5.

Cisco will discuss second quarter results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://investor.cisco.com.

Cisco Increases Quarterly Cash Dividend

Cisco also announced that on February 7, 2012 its Board of Directors declared a quarterly dividend of $0.08 per common share, a two-cent increase over the previous quarter’s dividend, to be paid on April 25, 2012 to all shareholders of record as of the close of business on April 5, 2012. Future dividends will be subject to Board approval.

“We’ve consistently reiterated our commitment to using the cash generated in our business to drive shareholder value, and to do so with a combination of stock repurchases, dividends, M&A and R&D,” said Frank Calderoni, Cisco chief financial officer. “This quarter, with the strength of our business, we’re pleased to announce an increase in our dividend. Going forward, we will continue to focus on driving the greatest return for our investors.”

Other Financial Highlights

•

Cash flows from operations were $3.1 billion for the second quarter of fiscal 2012, compared with $2.3 billion for the first quarter of fiscal 2012, and compared with $2.6 billion for the second quarter of fiscal 2011.

•

Cash and cash equivalents and investments were $46.7 billion at the end of the second quarter of fiscal 2012, compared with $44.4 billion at the end of the first quarter of fiscal 2012, and compared with $44.6 billion at the end of fiscal 2011.

•

During the second quarter of fiscal 2012, Cisco repurchased 26 million shares of common stock under the stock repurchase program at an average price of $17.84 per share for an aggregate purchase price of $466 million. As of January 28, 2012, Cisco had repurchased and retired 3.6 billion shares of Cisco common stock at an average price of $20.47 per share for an aggregate purchase price of approximately $73.8 billion since the inception of the stock repurchase program. The remaining authorized amount for stock repurchases under this program is approximately $8.2 billion with no termination date. During the second quarter of fiscal 2012, Cisco also paid a cash dividend of $0.06, or $322 million.

•

Days sales outstanding in accounts receivable (DSO) at the end of the second quarter of fiscal 2012 were 31 days, compared with 35 days at the end of the first quarter of fiscal 2012, and compared with 40 days at the end of the second quarter of fiscal 2011.

•

Inventory turns on a GAAP basis were 11.1 in the second quarter of fiscal 2012, compared with 11.2 in the first quarter of fiscal 2012, and compared with 10.6 in the second quarter of fiscal 2011. Non-GAAP inventory turns were 10.8 in the second quarter of fiscal 2012, compared with 10.9 in the first quarter of fiscal 2012, and compared with 10.0 in the second quarter of fiscal 2011.

Select Global Business Highlights

•

Cisco completed its acquisition of privately-held BNI Video, which supplies service providers with two major video products that offer video back-office and content delivery network (CDN) analytic capabilities.

•

Cisco released its seventh annual Corporate Social Responsibility report which details how Cisco applies its expertise, technology and partnership strategies to address environmental, social and governance issues.

Cisco Innovation

•

Cisco announced that in just over two years its new Cisco Unified Computing System™ (UCS), which integrates computing, networking, management and virtualization, has captured the attention of data center managers and CIOs alike—to date, over 10,000 customers worldwide, including 3,000 in Europe, have deployed Cisco UCS.

•	Cisco introduced Cisco CloudVerse®, a framework that combines the foundational elements required to enable organizations to build, manage and connect public, private and hybrid clouds.

•

Cisco announced that Cisco Videoscape™ will now help enable new “video in the cloud” services that can drive new revenue streams for service providers and exciting new video entertainment experiences for consumers.

•

Cisco announced the addition of new solutions and services to its Connected Grid portfolio that will help utilities modernize the electric grid with built-in flexibility, security and interoperability enabled by the power of the network. Cisco’s new technology architecture, solutions and related services address key utility concerns around cost, reliability and scalability in their communications infrastructures.

•

Cisco announced a series of advancements that can give midsize businesses access to “enterprise-grade” IP phone systems with integrated collaboration capabilities without taxing already constrained IT and financial resources.

Select Customer Announcements

•

Verizon will extend its next-generation 100G capabilities in select U.S. markets, including Atlanta, Boston, Chicago, Dallas, Los Angeles, New York and Seattle, by deploying Cisco’s CRS-3 Carrier Routing System platform to terminate high-speed connections closer to the “edge” – the part of the network nearer to the customer’s network facilities.

•

Canada’s Woodstock Hospital has chosen a Cisco Medical-Grade Network for its brand new facility, providing a highly resilient, innovative and economical solution to improving health services and advancing patient care.

•	Cisco Cius™ was part of the Petrobras Gas Station of the Future technology portfolio launched by Petrobras Distribuidora, a subsidiary of Petrobras, and Intel, in Brazil.

•

Cisco announced that Warsaw’s brand new National Stadium is implementing the Cisco Connected Stadium solution. National Stadium in Poland is one of the venues for next year’s UEFA EURO 2012™ European Football Championship.

•	MEED Networks in Nigeria is set to deploy a Cisco Borderless Network Architecture at Ahmadu Bello University, the largest university in Nigeria and second largest in Africa.

•

Telstra and Cisco have enabled members of the Australian Government to meet face-to-face without the need for costly travel, following the successful deployment of one of the largest national telepresence networks in the country, the Australian Government’s National TelePresence System.

•	Cisco announced that Dutch service provider KPN has chosen the Cisco CRS-3 Multi-chassis Carrier Routing System, which will be deployed at the heart of KPN’s Internet peering network.

•

Cisco and Swisscom are equipping 200 pharmacies in Switzerland with Cisco TelePresence® video communication systems. Launched recently under the name netCare, this two-year pilot project will help enable the provision of advanced telemedicine services.

Editor’s Note:

•

Q2 FY 2012 conference call to discuss Cisco’s results along with its business outlook will be held at 1:30 p.m. Pacific Time, Wednesday, February 8, 2012. Conference call number is 888-848-6507 (United States) or 212-519-0847 (international).

•

Conference call replay will be available from 4:30 p.m. Pacific Time, February 8, 2012 to 4:30 p.m. Pacific Time, February 15, 2012 at 866-493-8039 (United States) or 203-369-1749 (international). The replay also will be available via webcast from February 8, 2012 through April 20, 2012 on the Cisco Investor Relations website at http://investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, February 8, 2012. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.cisco.com. For ongoing news, please go to http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as statements regarding the execution on our three-year plan, results of our operational focus, ongoing innovation, our future plans and strategy, and future returns to shareholders) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, including our foundational priorities, and in certain geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Form 10-K and 10-Q filed on September 14, 2011 and November 22, 2011, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Form 10-K and 10-Q, as each may be amended from time to time. Cisco’s results of operations for the three and six months ended January 28, 2012 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP net income per share data and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income and non-GAAP net income per share data when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, other acquisition-related costs, significant asset impairments and restructurings, the income tax effects of the foregoing, and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future, there may be other items, such as significant gains or losses from contingencies that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright © 2012 Cisco Systems, Inc. and/or its affiliates. All rights reserved. Cisco, the Cisco logo, Cisco Systems, Cisco Cius, Cisco CloudVerse, Cisco TelePresence, Cisco Unified Computing System, and Cisco Videoscape are trademarks or registered trademarks of Cisco and/or its affiliates in the U.S. and other countries. A listing of Cisco’s trademarks can be found at www.cisco.com/go/trademarks. Third party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
NET SALES:
Product	$9,118	$8,236	$18,070	$16,936
Service	2,409	2,171	4,713	4,221

Total net sales	11,527	10,407	22,783	21,157

COST OF SALES:
Product	3,650	3,382	7,213	6,631
Service	812	764	1,615	1,510

Total cost of sales	4,462	4,146	8,828	8,141

GROSS MARGIN	7,065	6,261	13,955	13,016

OPERATING EXPENSES:
Research and development	1,339	1,478	2,714	2,909
Sales and marketing	2,395	2,444	4,847	4,846
General and administrative	497	452	1,049	910
Amortization of purchased intangible assets	97	203	196	316
Restructuring and other charges	3	—	205	—

Total operating expenses	4,331	4,577	9,011	8,981

OPERATING INCOME	2,734	1,684	4,944	4,035
Interest income	158	156	322	316
Interest expense	(150)	(161)	(298)	(327)
Other income, net	7	51	26	131

Interest and other income, net	15	46	50	120

INCOME BEFORE PROVISION FOR INCOME TAXES	2,749	1,730	4,994	4,155
Provision for income taxes	567	209	1,035	704

NET INCOME	$2,182	$1,521	$3,959	$3,451

Net income per share:
Basic	$0.41	$0.27	$0.74	$0.62

Diluted	$0.40	$0.27	$0.73	$0.61

Shares used in per-share calculation:
Basic	5,368	5,531	5,381	5,563

Diluted	5,401	5,587	5,404	5,630

Cash dividends declared per common share	$0.06	$—	$0.12	$—

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Six Months Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
GAAP net income	$2,182	$1,521	$3,959	$3,451
Adjustments to cost of sales:
Share-based compensation expense	54	64	104	122
Amortization of acquisition-related intangible assets(1)	90	164	177	265
Significant asset impairments and restructurings	(16)	—	(21)	—

Total adjustments to GAAP cost of sales	128	228	260	387

Adjustments to operating expenses:
Share-based compensation expense	302	366	593	715
Amortization of acquisition-related intangible assets(1)	97	203	196	316
Other acquisition-related costs	7	64	15	109
Significant asset impairments and restructurings(3)	3	—	205	—

Total adjustments to GAAP operating expenses	409	633	1,009	1,140
Total adjustments to GAAP income before provision for income taxes	537	861	1,269	1,527

Income tax effect	(156)	(239)	(343)	(424)
Significant tax matters (2)	—	(65)	—	(65)

Total adjustments to GAAP provision for income taxes	(156)	(304)	(343)	(489)

Non-GAAP net income	$2,563	$2,078	$4,885	$4,489

Diluted net income per share:
GAAP	$0.40	$0.27	$0.73	$0.61

Non-GAAP	$0.47	$0.37	$0.90	$0.80

(1)

Amortization of acquisition-related intangible assets for the second quarter and first six months of fiscal 2011 includes impairment charges of approximately $155 million, with $63 million recorded in product cost of sales and $92 million in operating expenses.

(2)

In the second quarter of fiscal 2011, the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 reinstated the U.S. federal R&D tax credit, retroactive to January 1, 2010. GAAP net income for the second quarter and first six months of fiscal 2011 included a $65 million tax benefit related to fiscal 2010 R&D expenses. Non-GAAP net income for the second quarter and first six months of fiscal 2011 excluded the $65 million tax benefit related to fiscal 2010 R&D expenses.

(3)	Restructuring and other charges for the second quarter and first six months of fiscal 2012 includes a $2 million credit for share based compensation related to forfeitures of unvested awards.

A reconciliation between GAAP to non-GAAP cost of sales used in inventory turns is provided on page 9.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 28, 2012	July 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$8,561	$7,662
Investments	38,181	36,923
Accounts receivable, net of allowance for doubtful accounts of $229 at January 28, 2012 and $204 at July 30, 2011	3,876	4,698
Inventories	1,590	1,486
Financing receivables, net	3,547	3,111
Deferred tax assets	2,102	2,410
Other current assets	1,441	941

Total current assets	59,298	57,231
Property and equipment, net	3,711	3,916
Financing receivables, net	3,472	3,488
Goodwill	16,841	16,818
Purchased intangible assets, net	2,236	2,541
Other assets	3,701	3,101

TOTAL ASSETS	$89,259	$87,095

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$605	$588
Accounts payable	791	876
Income taxes payable	495	120
Accrued compensation	2,561	3,163
Deferred revenue	8,534	8,025
Other current liabilities	4,612	4,734

Total current liabilities	17,598	17,506
Long-term debt	16,299	16,234
Income taxes payable	1,556	1,191
Deferred revenue	3,928	4,182
Other long-term liabilities	613	723

Total liabilities	39,994	39,836
Total equity	49,265	47,259

TOTAL LIABILITIES AND EQUITY	$89,259	$87,095

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	January 28, 2012	January 29, 2011
Cash flows from operating activities:
Net income	$3,959	$3,451
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	1,185	1,240
Share-based compensation expense	695	837
Provision for doubtful accounts	30	—
Deferred income taxes	29	64
Excess tax benefits from share-based compensation	(32)	(45)
Net gains on investments	(11)	(154)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	761	343
Inventories	(194)	(270)
Financing receivables, net	(538)	(770)
Other assets	(505)	130
Accounts payable	(78)	(105)
Income taxes, net	146	(317)
Accrued compensation	(508)	(568)
Deferred revenue	304	686
Other liabilities	191	(246)

Net cash provided by operating activities	5,434	4,276

Cash flows from investing activities:
Purchases of investments	(17,810)	(17,632)
Proceeds from sales of investments	12,291	9,394
Proceeds from maturities of investments	4,039	8,357
Acquisition of property and equipment	(549)	(652)
Acquisition of businesses, net of cash and cash equivalents acquired	(109)	(94)
Change in investments in privately held companies	(107)	(50)
Other	160	28

Net cash used in investing activities	(2,085)	(649)

Cash flows from financing activities:
Issuances of common stock	653	1,158
Repurchases of common stock	(2,355)	(4,550)
Short-term borrowings maturities less than 90 days, net	17	23
Excess tax benefits from share-based compensation	32	45
Dividends paid	(644)	—
Other	(153)	40

Net cash used in financing activities	(2,450)	(3,284)

Net increase in cash and cash equivalents	899	343
Cash and cash equivalents, beginning of period	7,662	4,581

Cash and cash equivalents, end of period	$8,561	$4,924

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	January 28, 2012	July 30, 2011
CASH AND CASH EQUIVALENTS AND INVESTMENTS
Cash and cash equivalents	$8,561	$7,662
Fixed income securities	36,821	35,562
Publicly traded equity securities	1,360	1,361

Total	$46,742	$44,585

INVENTORIES
Raw materials	$148	$219
Work in process	36	52
Finished goods:
Distributor inventory and deferred cost of sales	704	631
Manufactured finished goods	424	331

Total finished goods	1,128	962
Service-related spares	198	182
Demonstration systems	80	71

Total	$1,590	$1,486

PROPERTY AND EQUIPMENT, NET
Land, buildings, and building & leasehold improvements	$4,608	$4,760
Computer equipment and related software	1,443	1,429
Production, engineering, and other equipment	5,172	5,093
Operating lease assets	307	293
Furniture and fixtures	486	491

	12,016	12,066
Less accumulated depreciation and amortization	(8,305)	(8,150)

Total	$3,711	$3,916

OTHER ASSETS
Deferred tax assets	$2,055	$1,864
Investments in privately held companies	864	796
Other	782	441

Total	$3,701	$3,101

DEFERRED REVENUE
Service	$8,478	$8,521
Product:
Unrecognized revenue on product shipments and other deferred revenue	3,038	3,003
Cash receipts related to unrecognized revenue from two-tier distributors	946	683

Total product deferred revenue	3,984	3,686

Total	$12,462	$12,207

Reported as:
Current	$8,534	$8,025
Noncurrent	3,928	4,182

Total	$12,462	$12,207

SUMMARY OF SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Six Months Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Cost of sales—product	$14	$16	$27	$31
Cost of sales—service	40	48	77	91

Share-based compensation expense in cost of sales	54	64	104	122

Research and development	99	132	200	253
Sales and marketing	149	167	291	331
General and administrative	54	67	102	131
Restructuring and other charges	(2)	—	(2)	—

Share-based compensation expense in operating expenses	300	366	591	715

Total share-based compensation expense	$354	$430	$695	$837

The income tax benefit for share-based compensation expense was $93 million and $183 million for the three and six months ended January 28, 2012, respectively, and $119 million and $228 million for the three and six months ended January 29, 2011, respectively.

RECONCILIATION OF GAAP TO NON-GAAP

COST OF SALES USED IN INVENTORY TURNS

(In millions)

	Three Months Ended
	January 28, 2012	October 29, 2011	January 29, 2011
GAAP cost of sales	$4,462	$4,366	$4,146

Share-based compensation expense	(54)	(50)	(64)
Amortization of acquisition-related intangible assets	(90)	(87)	(164)
Significant asset impairments and restructurings	16	5	—

Non-GAAP cost of sales	$4,334	$4,234	$3,918